Exhibit 21

List of Subsidiaries

NAME	STATE OR JURISDICTION OF ORGANIZATION
DisplayLink (UK) Limited	United Kingdom
DSP Group Ltd	Israel
Synaptics Holding GmbH	Switzerland
Synaptics Hong Kong Limited	Hong Kong
Synaptics Japan GK	Japan
Synaptics LLC	Delaware